UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 North Euclid Avenue Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	ARE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Executive Officer

On December 5, 2024, Vincent R. Ciruzzi, Chief Development Officer of Alexandria Real Estate Equities, Inc. (the “Company”), submitted his resignation from all of his positions with the Company and its subsidiaries, effective December 31, 2024.

Mr. Ciruzzi retired from the Company after nearly 30 years of exemplary service. He served as Chief Development Officer since October 2015 and had been employed by the Company in various positions since 1996. The board of directors of the Company (the “Board”) thanks Mr. Ciruzzi for his many years of valuable and strategic leadership and service to the Company.

Amendment of Compensatory Arrangement - Joel S. Marcus

On and effective December 6, 2024, the Company entered into a letter amendment (the “Letter Amendment”) to the Amended and Restated Executive Employment Agreement, effective January 1, 2015, as amended pursuant to letter agreements dated July 3, 2017, March 20, 2018, January 15, 2019, June 8, 2020, August 30, 2023 and January 5, 2024 (collectively, the “Employment Agreement”), between the Company and Joel S. Marcus, the Company’s Executive Chairman (the “Executive”).

The Letter Amendment amends the first paragraph of Section 3.4(h)(iii) of the Employment Agreement to delete the following sentence, as it currently appears therein: “Officer shall receive the full cash dividends attributable to all nonforfeited shares of restricted stock (or units), regardless of whether such shares (or units) have become vested on or before the record date for such dividends on the shares (or, as applicable, the underlying shares).” The foregoing change will apply only to any equity or equity-based awards granted to the Executive after the date of the Letter Amendment.

In addition, the Letter Amendment amends the last paragraph of Section 3.4(h)(iii) of the Employment Agreement such that, with respect to any equity or equity-based awards granted after the date of the Letter Amendment, for the treatment of such awards upon certain terminations of service for any reason other than Cause (as defined in the Employment Agreement), the requirement that any such termination occur on or after the Executive’s attainment of age 77 or May 27, 2027 (as applicable based on the grant date of such awards) will not apply and will instead be replaced with a requirement that any such termination occur on or after December 31, 2028.

The foregoing description of the Letter Amendment does not purport to be complete and is qualified in its entirety by the full text of the Letter Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective as of December 6, 2024, the Board amended and restated the Bylaws of the Company, as previously amended and restated as of September 21, 2023 (the “A&R Bylaws”) to, among other things, update Article XV (Amendment of Bylaws) to permit the stockholders of the Company to adopt, alter, amend or repeal any provision of the Company’s bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter. The A&R Bylaws also updated Article XIV (Exclusive Forum for Certain Litigation) to provide, among other things, that unless the Company consents in writing, the federal district courts of the United States of America are, to the fullest extent permitted by law, to be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The foregoing description of the A&R Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Bylaws, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01	Other Events

Common Stock Repurchase Program

On December 6, 2024, the Board approved and authorized a common stock repurchase program. Under the program, the Company may purchase up to $500,000,000 of its outstanding shares of common stock, par value $0.01 per share (“Common Stock”), until December 31, 2025, from time to time in the open market or otherwise (including in negotiated transactions, in open market transactions, through accelerated share repurchase, through indirect purchases of Common Stock such as by using derivatives or in other transactions). The specific timing, price and size of purchases will depend on prevailing stock prices, general economic and market conditions and other considerations. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of Common Stock and may be suspended or discontinued at any time. Stock repurchases through December 31, 2025, if any, are expected to be funded on a leverage neutral basis with net cash provided by operating activities after dividends and proceeds from asset sales.

On December 9, 2024, the Company issued a press release announcing the common stock repurchase program. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)            Exhibits

3.1	Amended and Restated Bylaws of Alexandria Real Estate Equities, Inc. as adopted on December 6, 2024.

10.1	Amended and Restated Executive Employment Agreement, effective as of December 6, 2024, by and between the Company and Joel S. Marcus.

99.1	Press Release, dated December 9, 2024.

104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

December 9, 2024	By:	/s/ Marc E. Binda
Marc E. Binda
Chief Financial Officer and Treasurer